Page 21 of 26 Pages


                                   EXHIBIT Q

                             STOCK OPTION AGREEMENT

          This Stock Option Agreement, dated as of November 1, 2002 (this "Agreement"), is entered into by and between Alfa Telecom Limited, a British Virgin Islands corporation ("Alfa Telecom"), and Alfa Capital Holdings (Cyprus) Limited, a Cyprus corporation ("Alfa Capital Holdings"). Alfa Telecom and Alfa Capital Holdings may hereinafter be referred to collectively as the "Parties" or individually as a "Party."

                                   WITNESSETH:
                                   ----------

          WHEREAS, Alfa Telecom and Alfa Capital Holdings desire to have Alfa Telecom grant to Alfa Capital Holdings and Alfa Capital Holdings accept from Alfa Telecom an option to purchase 1,609,756 shares of shares of common stock, par value $.01 per share ("Company Common Stock"), of Golden Telecom, Inc., a Delaware corporation (the "Company");

          NOW, THEREFORE, the Parties hereto, in exchange for the mutual covenants herein and each intending to be legally bound hereby, agree as follows:

     1. Option Grant. Alfa Telecom hereby grants to Alfa Capital Holdings, and Alfa Capital Holdings hereby accepts, an option (the "Option") to purchase, on the terms and subject to the conditions hereof, for $10.25 per share (the "Exercise Price") in cash 1,609,756 shares (the "Option Shares") of Company Common Stock owned by Alfa Telecom. The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Section 9 hereof.

     2. Term. The Option shall be exercisable from the date hereof until May 11, 2004 (the "Option Period").

     3. Manner of Exercise. Alfa Capital Holdings may exercise the Option in whole or in part at any time prior to the expiration of the Option Period by delivering to Alfa Telecom a written notice stating Alfa Capital Holdings' decision to exercise the Option and the number of Option Shares to be purchased (the "Option Exercise Notice"). Within five (5) days of receipt of such Option Exercise Notice, Alfa Telecom shall deliver to Alfa Capital Holdings the stock certificates (if any) representing the number of Option Shares specified in the Option Exercise Notice, together with duly endorsed stock transfer powers, and, simultaneously with such delivery, Alfa Capital Holdings shall pay to Alfa Telecom, by certified check or wire transfer, at Alfa Capital Holdings' option, the amount of the Exercise Price for the Option Shares being purchased.

     4. Shareholders Agreement. The Option Shares, upon transfer from Alfa Telecom to Alfa Capital Holdings following the exercise of the Option, shall continue to be subject to the provisions of a Shareholders Agreement, dated as of September 5, 2002, by and among the Company, OAO Rostelecom, Alfa Telecom, Capital International Global Emerging


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                                                             Page 22 of 26 Pages


          Markets Private Equity Fund, L.P., Cavendish Nominees Limited and First NIS Regional Fund SICAV (the "New Shareholders Agreement"). Upon transfer from Alfa Telecom to Alfa Capital Holdings following the exercise of the Option, the Option Shares would also continue to be subject to the registration rights originally granted pursuant to the GTS Registration Rights Agreement, dated as of October 5, 1999, by and between Global TeleSystems Europe Holdings B.V. ("GTS") and the Company, which registration rights GTS assigned to Alfa Telecom on May 11, 2001.

     5. Standstill Agreement. As an affiliate of Alfa Telecom, Alfa Capital Holdings is currently subject to a Standstill Agreement, dated as of September 5, 2002, by and among the Company, OAO Rostelecom, Alfa Telecom, Capital International Global Emerging Markets Private Equity Fund, L.P., Cavendish Nominees Limited and First NIS Regional Fund SICAV (the "New Standstill Agreement") and would continue to be subject to the New Standstill Agreement upon the exercise of the Option.

     6. Non-Transferability of Option. Alfa Capital Holdings may not, directly or indirectly, sell, exchange, transfer (by gift or otherwise), assign, distribute, or create a fixed pledge, security interest or lien on, or create a trust with respect to, or otherwise dispose of or encumber the Option except as permitted by the terms of the New Shareholders Agreement.

     7. No Rights as Shareholder. Unless and until Alfa Capital Holdings exercises the Option, nothing contained in this Agreement shall be construed as conferring upon Alfa Capital Holdings the right to vote or to receive dividends or to consent or to receive notice as a shareholder of the Company.

     8. Compliance with Securities Laws. Alfa Capital Holdings understands that neither the Option nor the Option Shares have been registered under applicable securities laws; that no public market now exists for the Option or any of the Option Shares and that a public market may never exist for the Option or the Option Shares; and that the Option and the Option Shares may not be sold, transferred or otherwise disposed of except in compliance with applicable securities laws. Alfa Capital Holdings upon exercise of the Option will hold the Option Shares for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

     9. Adjustment upon Changes in Capitalization or Merger. In the event of any change in the outstanding shares of Company Common Stock by reason of a stock dividend, stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction, the type and number of shares purchasable upon exercise of the Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Alfa Capital Holdings will receive upon exercise of the Option the number and class of shares or other securities or property that Alfa Capital Holdings would have received in respect of the Option Shares that Alfa Capital Holdings would have received had the Option been
          exercised   immediately  prior  to  such  event  or  the


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                                                             Page 23 of 26 Pages


          record date therefore, as applicable. Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in this Section 9, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment. Whenever the number of Option Shares is adjusted as set forth in this Section 9, Alfa Telecom shall promptly deliver to Alfa Capital Holdings, a written notice setting forth the adjusted number of Option Shares and Exercise Price and setting forth a brief statement of the facts requiring such adjustment. Such notice shall be delivered in accordance with Section 10 hereof.

     10. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the Party, or, if not sent during such normal business hours, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) three
          (3) days after deposit with a nationally recognized courier, specifying next day delivery, with written verification of receipt. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the Party to be notified at the address set forth for such Party:

                  (a)  if to Alfa Telecom, to:

                       Alfa Telecom Limited
                       P.O. Box 3339
                       Geneva Place - 2nd Floor
                       333 Waterfront Drive
                       Road Town
                       Tortola, British Virgin Islands
                       Facsimile No.:  (350) 52065
                       Attn:  Pavel Nazarian

                       with a copy to (which copy does not constitute notice):

                       Akin Gump Strauss Hauer & Feld LLP
                       Robert S. Strauss Building
                       1333 New Hampshire Avenue N.W.
                       Washington, D.C. 20036
                       Facsimile No.:  (202) 887-4288
                       Attn:  Vladimir Lechtman, Esq.


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                                                             Page 24 of 26 Pages


                  (b)  if to Alfa Capital Holdings, to:

                       Alfa Capital Holdings (Cyprus) Limited
                       Julia House
                       3 Themistocles Dervis Street, 1066
                       Nicosia, Cyprus
                       Facsimile No.:  + 357 22 681 505
                       Attn:  Pavel Nazarian

                       with a copy to (which copy does not constitute notice):

                       Akin Gump Strauss Hauer & Feld LLP
                       Robert S. Strauss Building
                       1333 New Hampshire Avenue N.W.
                       Washington, D.C. 20036
                       Facsimile No.:  (202) 887-4288
                       Attn:  Vladimir Lechtman, Esq.

          Any Party hereto may change such Party's address for receipt of future notices hereunder by giving written notice to the other Party.

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

     12. Supplements and Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

     13. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

     14. Entire Agreement. Each of the Parties hereto agrees that this Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and that this Agreement supersedes any and all agreements and understandings, written or oral, with respect to the subject matter hereof. This Agreement may not be altered, amended, modified, terminated or discharged (other than in accordance with the express provisions hereof) except by a writing signed by the Party against whom such alternation, amendment, modification, termination or discharge is sought to be enforced.

     15. Assignment. This Agreement may not be assigned by a Party without the written consent of the other Party, and shall inure to the benefit of and be binding upon the respective successors, heirs, executors, administrators, personal representatives and permitted assigns of the Parties hereto.


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                                                             Page 25 of 26 Pages


     16. Further Assurances. Each Party shall use its best efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents as any other Party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     17.  Counterparts.   This   Agreement  may  be  executed  in  one  or  more
          counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

                            [signature page follows]


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                                                             Page 26 of 26 Pages


     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.



                                         ALFA TELECOM LIMITED



                                         By:/s/ Pavel Nazarian
                                            ------------------------------------
                                            Name: Pavel Nazarian
                                            Title: Director


                                         ALFA CAPITAL HOLDINGS (CYPRUS) LIMITED


                                         By:/s/ Pavel Nazarian
                                            ------------------------------------
                                            Name: Pavel Nazarian
                                            Title: Director